April 14, 2000
Page 1

                                                       EXHIBIT 5.1


                    MCGUIRE, WOODS, BATTLE & BOOTHE LLP
                               TYSONS CORNER
                     1740 TYSONS BOULEVARD, SUITE 1800
                        MCLEAN, VIRGINIA 22102-3892
                    (703) 712-5000 FAX (703) 712-5050


                             April 14, 2000

Board of Directors
SoftLock.Com
Five Clock Tower Place, Suite 440
Maynard, Massachusetts 01754


Ladies and Gentlemen:

     We are acting as counsel to SoftLock.Com, a Delaware corporation (the "Company"), in connection with the preparation, execution and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-2 (the "Registration Statement") relating to the offer and sale pursuant to the Registration Statement, by the Selling Shareholders identified in the Registration Statement, of up to 5,312,240 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company. The Shares are issuable upon conversion of the Series B Preferred Stock and upon the exercise of two different Warrants (the "Warrants"), as further described in the Registration Statement. This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

     In reaching the opinion stated in this letter, we have reviewed originals of copies of the Registration Statement, the Articles of Incorporation and Bylaws of the Company, both as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete copies of the originals thereof, (iv) each natural person signing any document reviewed by us had the legal capacity to do so and (v) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

     Based upon the foregoing, it is our opinion the Shares, when issued in the manner described in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

April 14, 2000
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     The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

     We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Validity of Securities Offered" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed therein.


                                Very truly yours,

                    /s/ MCGUIRE, WOODS, BATTLE & BOOTHE LLP